Exhibit 10.1

March 22, 2011

Jay S. Levine, CPA
49 Geiger Lane
Warren, NJ 07059

Dear Jay,

We are pleased to offer you the position of Senior Vice President, Controller and Chief Accounting Officer at Ascena Retail Group, reporting to Armand Correia, Executive Vice President and Chief Financial Officer.  This position will administer accounting policy across all divisions as well as internal and external financial reporting (SEC).  This offer is contingent on a satisfactory background check and a starting date on April 1, 2011.

This letter will provide additional details about your total compensation and benefits package.  The plan design of the company’s benefits package is subject to change.

BASE SALARY, BONUS AND STOCK OPTIONS

•	Your annualized salary will be $335,000, paid bi-weekly. You will be eligible for a prorated merit evaluation in October 2011.

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Bonus eligibility for the SVP level is 60% of your base salary.  You will be eligible for 100% of that bonus if the Target level of corporate and individual performance is achieved for the fiscal year (ending in July).  The maximum amount payable is 200% of that amount if the performance exceeds the Target level by a specified amount.  This amount would be prorated for the Spring season and paid out during the 2011 review cycle (October, 2011). The bonus stipulates that you must be employed by Ascena at the time of the bonus payout.

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You will be recommended to receive 20,000 stock options of Ascena Common Stock (symbol ASNA) under the Company’s stock option plan.  This recommendation will be made at the next, regularly scheduled, quarterly Compensation Committee Meeting of the Board of Directors.  As of the date of this approval, these options will be granted and the price will be determined.  Vesting will begin on the one year anniversary of this approval date, with 25% (5,000 shares) vesting each subsequent year for a total of 4 years.  You will be eligible to be considered for other stock options in the fall of each year beginning 2012.

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At the same Compensation Committee meeting you will also be recommended to receive 2,500 shares of Restricted Stock Units (RSUs).  The full value of these shares will also begin to vest on the one year anniversary of the approval date, with 50% (1,250 shares) vesting each subsequent year for a total of 2 years.  RSUs are not typically awarded annually.

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You will be a participant in the Company’s Long Term Incentive Plan (LTIP).  This Plan awards vested RSUs at the end of a 3-year performance period based on the level of achievement of company and divisional goals established at the beginning of the performance period.  Shares in the first LTIP (FY2011 through FY2013) will be prorated by the number of full months in that Plan.  Each year the Company intends to offer a new 3-year LTIP Plan.  The “opportunity share units” will be stated to you when you’re starting date is established.

DEFERRED COMPENSATION

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You will be eligible to participate in the Executive Retirement Plan (ERP) in January 2012. ERP is a non-qualified deferred compensation plan for executive and Senior Management Team members sponsored by Ascena Retail Group, Inc.  ERP provides you with the following benefits:

o	Ability to defer up to 95% of your base salary and bonus. The first 5% of your base salary and bonus that you defer will be matched at 100%.
o	Earnings accumulate tax deferred.
o	Systematic savings through payroll deduction.
o	No excise tax penalties for early distribution.
o	Over 20 self-directed investment funds.

•	Since you are considered by the IRS to be a “Highly Compensated Associate”, your contribution rate is limited to 2% in the Ascena Retail Group Inc.’s 401(k) plan.

EXECUTIVE SEVERANCE POLICY

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You will receive an Executive Severance Plan that provides you with severance benefits if your employment is terminated due to a Change of Control or for a termination without Cause.  If you are terminated without Cause you will receive salary continuation based on length of service for a minimum of 6 months and a maximum of 12 months with continued health coverage during the severance period.  If you are terminated due to a Change of Control, you will receive one-times your annual base salary plus target bonus paid as a lump sum with continued health coverage for 12 months.  This policy is currently under review however any changes would not reduce the current benefit.

TIME OFF AWARDS

•	Vacation: You will accrue vacation time with each paycheck beginning immediately upon hire and will be eligible for up to 20 days vacation annually.

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Choice Time:  You are eligible for 6 choice time days beginning on February 1, 2011 to use by January 31, 2012, and then according to company policy. You can use choice time any way you want (e.g. if you’re sick, to care for a child, or simply as a day off). You can roll over unused choice time each year which will be placed in your sick bank up to a maximum of 300 hours. Your sick bank can be used for your own serious illness or injury of 3 days or more, or may be used for any other approved FMLA qualifying event including an ill or injured spouse, dependent child, or parent, as defined by the FMLA. Choice days are not payable upon termination.

•	Company Holidays: You are eligible for the following paid holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day after Thanksgiving, and Christmas.

Jay, this offer of employment does not constitute an employment contract; however, it is intended to be a statement of our intent to employ you. We believe you will be an outstanding addition to the Ascena team.  I am confident that you will find the position challenging and that you will have the opportunity to continue your professional growth.

If you wish to accept this offer, please sign both copies and return one full copy to me postmarked on or before March 25, 2011 in the enclosed envelope.

Sincerely,

/s/ Armand Correia

Armand Correia

Executive Vice President and Chief Financial Officer

If the terms of this offer are acceptable, please sign below:
AGREED AND ACCEPTED:

/s/ Jay Levine	3/24/11
Jay Levine	Date

CC:  David Jaffe